U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 12b-25
NOTIFICATION OF LATE FILING
SEC FILE NUMBER
333-184440

CUSIP NUMBER
05501 N 201

(Check One):        ☐ Form 10-K ☐ Form 20-F ☐ Form 11-K ☒ Form 10-Q ☐ Form D
☐ Form N-SAR ☐ Form N-CSR

For Period Ended February 28, 2014

☐ Transition Report on Form 10-K
☐ Transition Report on Form 20-F
☐ Transition Report on Form 11-K
☐ Transition Report on Form 10-Q
☐ Transition Report on Form N-SAR

For the Transition Period Ended:

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Azure Holding Group Corp.
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Full Name of Registrant

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Former Name if Applicable

741 A Tenth Street
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Address of Principal Executive Office (Street and Number)

Santa Monica, California 90402
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City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

☒	(a)The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

☒
(b)  The subject annual report, semi-annual report, transition report on Form 10-Q, Form 20-F, 11-K Form N-SAR, or Form N-CSR, or portion thereof will be filed as soon as reasonably possible following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form D, or portion thereof, will be filed as soon as reasonably possible following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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  State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant's quarterly report on Form 10-Q could not be filed within the prescribed time period because the Registrant encountered delays in its preparation of its quarterly financial statements. The information could not be assembled and analyzed without unreasonable effort and expense to the Registrant. The Form 10-Q will be filed as soon as practicable and within the 5 day extension period.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact to this notification

Paul Martin	310	591-4877
(Name)	(Area Code)	(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

☒Yes ☐ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

☐ Yes ☒ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Azure Holding Group Corp..
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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2014	By:	/s/ Paul Martin
Name: Paul Martin
Title: Chief Executive Officer